UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GOODRICH PETROLEUM CORPORATION

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To our Common Stockholders,

On February 16, 2016, Walter G. “Gil” Goodrich, Chairman of the Board of Directors and Chief Executive Officer of Goodrich Petroleum Corporation (the “Company”) and Robert C. Turnham, Jr., President and Chief Operating Officer of the Company stated the following during the Company’s conference call to discuss its previously filed definitive proxy materials:

Gil Goodrich

Thank you operator. This is Gil Goodrich, the Chairman and Chief Executive Officer, and we want to welcome everyone to a conference call regarding our debt and preferred exchange offers announced on January 26, 2016 and amended February 5th, and proxy items up for vote at our Special Shareholders Meeting scheduled for March 14th. Joining me on the call is our President Rob Turnham. Due to public tender offer rules, we will not be able to conduct a question and answer session.

The press release, exchange offer materials and proxy may be acquired from our information agent, Georgeson, whose address is 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 and through their toll free telephone number of (888) 607-6511. We have also sent the documentation electronically to all broker/dealers of record as well as mailed copies to the address of record for the holders. Via the internet, you may find the information on our website at www.goodrichpetroleum.com and at www.proxydocs.com/GDP. To ensure the timely execution of the required elections, we encourage you to not wait on the mail if possible and go to the mentioned websites or reach out directly to your broker/dealer, Georgeson or the Company.

We have structured this Recapitalization Plan and exchange offers in response to the current low commodity price environment that has had a significant, adverse impact on our Company and the industry as a whole.

For all stakeholders’ benefit, our objective for the call is to explain the necessity for the proposed Recapitalization Plan, the rationale for the allocation of common stock for each of our unsecured debt and equity holders, as well as the benefits of our second lien holders going to payment in kind or deferred cash interest.

What we are proposing through the Recapitalization Plan is rarely done, which is an attempt to voluntarily restructure the balance sheet instead of doing it through the bankruptcy courts, and for the plan to work we will need very high rates of participation from all stakeholders.

Although we won’t be successful with the Recapitalization Plan unless a majority of the common shareholders authorize the additional shares, and at least 95% of the debt and a majority of the preferred holders participate in the exchange, it is important that we at least try, as all of our participating stakeholders would receive common shares in a recapitalized company with only secured debt and minimal interest expense, versus little to no recovery in a potential bankruptcy scenario.

To this end, we have tried to make the Recapitalization Plan and the exchange offers as simple, straight forward, fair for all constituents, as transparent as possible and designed for the best odds of getting the required participation rates and approvals from each class of stakeholder.

While we are not currently in default under our existing debt instruments, our ability to make the interest payments beginning in March on our unsecured and second lien notes, as well as service our other debt and fund operations, is at significant risk as a result of the sustained continuation of the current low commodity price environment.

While no decisions have been made, if we are unable to complete the Recapitalization Plan we are very likely to need to seek relief under the U.S. Bankruptcy Code. For this reason, the Board has authorized us to engage legal counsel to work with the Company on a contingency plan to prepare for a filing if the Recapitalization Plan, including the exchange offers, is not consummated.

A voluntary restructuring such as our proposed Recapitalization Plan can be done quickly and for a fraction of the cost of a restructuring through the bankruptcy courts. We are expecting this transaction to cost approximately $1 million versus an estimate of $15 million, or more, if we are forced to seek relief under the bankruptcy code.

The voluntary restructuring plan will also be significantly more efficient, as we believe we can get this done in less than two months, if successful, versus six months or greater if we have to reorganize through the courts.

If it becomes necessary to seek bankruptcy relief, the first and second lien holders, who had $202 million of debt outstanding on January 20th, would have a priority claim as the Company’s secured debt holders.

Our reserve value when marking our proved reserves to current commodity prices is challenged, and therefore we expect that existing common stockholders and holders of the unsecured notes and preferred stock would receive little or no consideration in a bankruptcy proceeding, if the Company is forced to file.

As a result, this Recapitalization Plan is likely our best and last attempt to voluntarily restructure the balance sheet and defer or eliminate cash interest expense without seeking relief through the courts.

We believe a successful voluntary recapitalization through these exchange offers will improve our opportunity to lengthen the runway for the Company and give our existing common shareholders, unsecured debtholders and preferred stock holders a chance at recovery.

If we achieve at least the minimum threshold for the exchange offers, we will reduce overall debt by $213 - 224 million, to $202 million pro forma as of January 20th with full participation. We will reduce our preferred liquidation preference by approximately $137 – 273 million, to $0 with full participation.

Combining the two at full participation we would reduce our debt and preferred liquidation value by $498 million, which equates to $1.38 per pro forma share of value that will accrue to the benefit of the new common shareholders. We will also eliminate approximately $15 million and defer another $15 million of annual cash interest expense through these exchanges.

As compared to little or no expected recovery in the event of a bankruptcy, which we are being advised is the likely scenario, successful exchange offers coupled with a recovery in commodity prices should allow our stock price to improve, which would give the participating stakeholders an opportunity to recover a significant portion if not all of the original principal or liquidation preferences.

For illustration purposes, assuming 100% participation, our unsecured noteholders would recover total principal amount of the debt exchanged at a pro forma common stock price of $1.22 per share, which would equate to a market capitalization of less than half of our marked capitalization achieved within the last two years. If that price were to be achieved, the existing preferred stockholders who would have exchanged into common stock through the exchange offers would own $72.8 million of common stock market value, which would equate to more than an estimated 10 times the current trading market value of the existing preferred stock.

Before turning it over to Rob to walk you through the details of the exchange offers, let me just say, these are very difficult and challenging times for all of us and we are enormously affected by the losses all of our stakeholders have suffered, including us personally, but if we achieve the necessary participation in the exchange offers, we will be preserving liquidity in the near term and providing all our stakeholders the opportunity to benefit from additional time for commodity price improvement and management the opportunity to continue to further enhance our balance sheet, liquidity and pursue value creation opportunities.

Now I will turn it over to Rob to walk you through the Recapitalization Plan.

Thanks, Gil.

Let’s discuss how we landed on this proposed transaction, and the thought process behind our terms and conditions.

It was very difficult in arriving at an appropriate split of the pro forma shares under the Recapitalization Plan, but in consultation with our financial advisors we believe that the proposed exchange ratios incentivize all holders to participate, which is necessary to consummate the Recapitalization Plan.

Our goal in the allocation of the common shares is to provide a fair allocation to all stakeholders whereby we:

(1)	conserve capital through the elimination of cash interest expense from a combination of an exchange of debt into equity from our unsecured debt holders and concessions from our second lien holders to defer cash interest expense;

(2)	de-lever and simplify the balance sheet, which will improve valuation metrics for our pro forma common shareholders and increase the odds of raising new capital to preserve our Company and resume growth; and

(3)	provide all participating holders an ability to recover much, if not all of their current investment if the Company’s share price recovers due to a better balance sheet and improved commodity prices.

Common Stock

Focusing on the common stock shareholders first, as spelled out in the proxy and voted on at the Special Shareholders meeting of March 14th, we need a shareholder vote to approve the increase in authorized common stock from 150 to 400 million shares, or no deal gets done. This is clearly the linchpin for our Recapitalization Plan, in that nothing happens without shareholder approval of the increase in authorized shares. For that reason the common shareholders are getting a 25% pro forma allocation, which, although highly dilutive, gives the Company a chance to extend the liquidity runway with a better balance sheet and allows existing shareholders to stay in the game in hopes of a commodity price recovery. Even though the dilution is painful, we feel this allocation should incentivize our common shareholders to vote in favor of the plan, in that under a bankruptcy proceeding, which is likely if the plan fails, the common holders, like the rest of the unsecured debt and preferred holders, would likely get little to nothing.

The common stockholders are also being asked to amend the charter for each of the series of preferred stock that would allow for mandatory conversion into common stock of all of the preferred stock if 2/3rds of a series of the preferred stock holders vote for the exchange.

Management and Employees

Under this Recapitalization Plan, management and employees are allocated 7.5% of the pro forma shares if fully subscribed, which in the Board’s view, is the minimum amount required to incentivize the employees and continue operations without undue disruption.

In sum, 32.5% of the pro forma common stock under the Recapitalization Plan will be owned by the existing common stock shareholders and management and employees.

Unsecured Notes and Preferred Stock

A little over two-thirds, or 67.5% of the pro forma common stock would be issued to the existing unsecured noteholders and preferred shareholders under the Recapitalization Plan.

Preferred Stock

Of this total, 16.5% would be issued to the existing preferred shareholders if fully subscribed, with each series allocation based primarily on original liquidation preference.

As stated in the offering materials, we do not expect to be in a position to declare another dividend in the future for our preferred stock due to capital surplus issues under Delaware law as a result of a material impairment of our assets in the fourth quarter. We believe that the preferred shares currently trade as if no dividends will be paid in the future. The allocation to the preferred stock holders is designed to incentivize holders to participate in the exchange in an attempt to recover some portion, if not all, of their liquidation preference of $273 million in the aggregate. In fact, preferred holders would recover full liquidation preference if the common stock price rises between $1.93 and $5.62 per common share in the future, depending on the series.

As shown in our exchange offer documents, the Company is offering to exchange the existing preferred stock into common stock at the following ratios:

•	8.899 shares of common stock per share of our 5.375% Series B Cumulative Convertible Preferred Stock;

•	4.449 shares of common stock per depositary share of our 10.00% Series C and 9 3⁄4% Series D Cumulative Preferred Stock; and

•	5.188 shares of common stock per depositary share of our Series E Cumulative Convertible Preferred Stock.

The higher exchange ratio applicable to the Series B Preferred Stock reflects the higher liquidation preference for the Series B relative to the Series C, Series D and Series E Preferred Stock. The higher exchange ratio applicable to the Series E relative to the Series C and Series D reflects the original liquidation preferences of the Series B, Series C and Series D Preferred stock which were tendered at a 50% discount in exchange for the Series E Preferred Stock on December 18, 2015. As to the status of the Series E being listed on the OTC, a Form 211 was filed with FINRA on December 16, 2015 and the Company is still waiting on approval. We will continue to press for listing approval.

As to the exchange, there is a requirement that holders representing at least a majority in aggregate of the liquidation preference in the preferred stock participate. The market for the preferred stock that does not participate is expected to be thinly traded, as it is already for that matter, and if too many preferred holders hold out on the exchange and we do not achieve our minimum participation requirement, the Recapitalization Plan will fail and we will likely be forced to seek reorganization through the bankruptcy courts, under which the preferred shareholders will likely receive little to nothing.

Unsecured Notes

Very important to our plan, the exchange ratios were determined to give a majority of the Company to holders of the unsecured debt. The unsecured debt holders will receive a minimum of 51% of the common stock, assuming full exchange participation, and 54.32% at minimum participation from the preferred shareholders.

The Company is offering to exchange the $224.2 million of unsecured notes into common stock at an exchange ratio of 800.635 shares of common stock per $1,000 principal amount of notes for all of our 8.875% Senior Notes due 2019, 3.25% Convertible Senior Notes due 2026, 5.00% Convertible Senior Notes due 2029 and 5.00% Convertible Senior Notes due 2032.

The exchange ratio for our 5.00% Convertible Exchange Senior Notes due 2032 is 1601.27 shares of common stock per $1,000 principal amount of notes due to the fact that the holders of these notes previously participated in a debt exchange at which they took a 50% discount. We only currently have $6.1 million of 5.00% Convertible Exchange Senior Notes due 2032 that get the higher exchange ratio, as multiple holders have already converted into common stock.

Again, a minimum of 95% of the unsecured note holders must participate in the exchange offers to consummate the exchange and Recapitalization Plan.

Second Lien Notes

As part of the Recapitalization Plan and contingent on minimum participation in the exchanges as outlined above, the Company will offer to exchange the Company’s 8.00% Second Lien Senior Secured Notes due 2018 and 8.875% Second Lien Senior Secured Notes due 2019 for new senior secured notes with materially identical terms except that interest thereon may be (a) paid at the Company’s option either in cash or in-kind or (b) deferred until maturity.

The Second Lien Note holders have not been included in the offer to exchange their Notes into common stock at this time, as the Second Lien holders have either already agreed to a significant reduction in the principal amount in an exchange transaction in 2015 or provided significant new capital to the Company in 2015.

With respect to timing, the exchange offers will expire on February 24, 2016, unless extended or earlier terminated.

With that I will turn it back over to Gil for closing remarks

I would like to thank all of our unsecured debt, preferred and common holders for being on the call and considering this critically important proposal.

Many people have asked why go through the effort to attempt this voluntary restructuring, as many have never seen it done before or are skeptical of the outcome due to the difficulties of getting different classes of securities to agree to a deal. I can tell you the reason, yes, my name is on the door but it is mainly because Rob and I have spent every day over 20 years working to build a business and developing relationships with debt and equity investors and doing it with honesty and integrity.

Therefore, it was important to us to do everything we can as management to salvage something for ALL stakeholders prior to resorting to bankruptcy. Doing otherwise is just not who we are, not consistent with the type of company we have worked to build and not in our DNA.

We may or may not be successful in this transaction, and commodity prices may stay down for a really long time, but what I know is this transaction is worth trying, as it will give each of our stakeholders a chance at a recovery and there is very little hope of that for our unsecured stakeholders without approval of the Recapitalization Plan. If this transaction is successfully completed, we will work diligently every day to do our best to improve and enhance the value of your investment and position in the Company. We are convinced this is by far the best alternative for the unsecured, preferred and common holders but to be successful, we need everyone to join us and participate by supporting the proposed exchange offers. We hope you will join us in this effort and encourage you to get your elections in promptly.

Thank you all very much.

IMPORTANT ADDITIONAL INFORMATION

On February 12, 2016, the Company began the process of mailing its definitive proxy statement (the “Proxy Statement”), together with a proxy card, in connection with the Company’s Special Meeting of Stockholders on March 14, 2016 (the “Special Meeting”). The Proxy Statement contains important information about the Company and the Special Meeting. The Company urges its stockholders to read the Proxy Statement, and the documents incorporated by reference therein, carefully. Stockholders may obtain additional free copies of the Proxy Statement and other documents filed with the Securities Exchange Commission (“SEC”) by the Company through the website maintained by the SEC at www.sec.gov. In addition, copies of the Proxy Statement and other documents may be obtained free of charge by directing a request to: Goodrich Petroleum Corporation, Attn: Corporate Secretary, 801 Louisiana, Suite 700, Houston, Texas 77002, (713) 780-9494 or via our website at www.goodrichpetroleum.com/investor.relations. Copies of the Proxy Statement also may be requested by contacting our proxy solicitor, Georgeson, Inc., at 888-643-8150 toll-free.